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Business Operating Agreement

Between

Lacey Manufacturing Company, Inc, a company of the Schaeffler Group USA Inc,
1146 Barnum Avenue, Bridgeport, Connecticut 06610
(Also referred to as "LACEY")

and

Vycor Medical™ Incorporated.
80 Orville Drive, Suite 100, Bohemia, New York 11716
USA
(Also referred to as "VYCOR")

(each LACEY and VYCOR referred to as "either party" and together as "the parties")

September 11, 2007
rev. 6

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1. Introduction

1.1. This Operating Agreement is made between LACEY and VYCOR.

1.2. This Agreement is the complete and entire understanding between the parties on the subject matter regarding Brain Access and Spine Access System Devices and accessories as it relates solely to the current design as of the date of this agreement(ACCESS DEVICES). The provisions of this agreement may be amended or waived only by writing executed by authorized representatives of both parties hereto.

1.3. In the event that either party to this Agreement shall, on any occasion, fail to perform any provision of this agreement, and the other party does not enforce that provision, the failure to enforce shall not prevent enforcement of the provision on any other occasion.

1.4. If any term of this Agreement conflicts with any term of an issued Purchase Order, this Agreement shall supersede the Purchase Order.

1.5. The term DAYS, when used in this Agreement, shall mean business days, unless otherwise noted as calendar days.

2. Agreement Period

2.1. This Operating Agreement will remain effective until business is terminated by either party or superseded by another Operating Agreement.

3. Intellectual Property

3.1. The funding and maintenance of all intellectual property, research & development, regulatory affairs, clinical aspects and claims of equivalency to other products related the Access Device programs will be the responsibility of VYCOR.

3.2. All processes and methods specifically developed and paid for by VYCOR and utilized by LACEY to manufacture the Access devices will remain the property of VYCOR. VYCOR is entitled to all drawings that pertain to its Products.

3.3 If Lacey receives legal opinion or notification of knowledge of infringement of the Products and that VYCOR is unable to mitigate through legal counsel that its Products would not infringe patents of a third party then Lacey may stop shipment of goods that are involved with infringement

3.4 VYCOR and LACEY will maintain the confidentiality of each other's proprietary information, including non-public information relating to the Access System concepts and products, procedures and test methods relating exclusively to Access System products, and LACEY's manufacturing processes.

4. Current Good Manufacturing Practices (GMP)

4.1. LACEY agrees to comply with Good Manufacturing Practices (GMP) for production of all VYCOR products as defined by the FDA Code of Federal Regulations, 21 CFR-Part 820, the applicable ISO 9000 and 13485 medical device Quality Management Systems standards.

4.2. These requirements include but are not limited to:

4.2.1. Maintain viable regulatory and quality assurance functions in compliance with all applicable regulatory agencies and standards and separate from and not reporting to manufacturing.

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4.2.2. Maintain a filing system and files for the Device Master Records and Device History Records (DHR) and provide all documentation from the DMR and DHR to Vycor Medical.

4.2.3. Conduct GMP training of all personnel and retraining whenever revisions to operating procedures or regulations occur.

4.2.4. Comply with the VYCOR design and product specification requirements.

4.2.5. Maintain and comply with LACEY Document Retention Policy for traceability of components, manufacturing processes and acceptance results (DHR).

4.2.6. Support VYCOR quality system audits as well as VYCOR MDD related ISO Registrar audits, US FDA audits, and CMDCAS audits and any issues pertaining to or resulting from audits from the above.

4.3. LACEY agrees to notify the appointed VYCOR representative immediately when contacted by a regulatory agency, which has jurisdiction over VYCOR products or business.

4.4. VYCOR agrees to notify the appointed LACEY representative immediately when contacted by a regulatory agency, which has jurisdiction over VYCOR products or business related to LACEY.

5. Customer Complaint

5.1 In the event that LACEY is notified of a customer complaint involving Access devices, LACEY shall notify VYCOR of such a complaint within two business days, LACEY shall participate in the evaluation of the complaint or like product.

5.2 Product returned to Lacey shall be appropriately certified decontaminated.

6. Design and Documentation Control

6.1. VYCOR agrees to respond to documentation submitted by LACEY for review or approval no later than ten days after submittal. These documents include Design Change Plans, Document Change Notices, Temporary Change Notices, Validation Protocols, Corrective Action Requests and Ancillary Documents in support of these documents. Response constitutes acceptance via signature or rejection via return of documents with notations regarding areas of concern.

6.2. LACEY will not make engineering changes to the Access Devices, the Quality requirements or the manufacturing processes without documenting the change with a LACEY change notice, which shall include VYCOR's approval via signature(s) and date.

6.3 Changes to Product Specifications requested by either party will require a VYCOR ECO and subsequent LACEY DCN and attendant approvals.

6.4 Any requirements or revisions to the above documents, which might impact manufacturing and or delivery of product or result in a cost increase, will be

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reviewed on a case-by-case basis between VYCOR and LACEY. VYCOR and LACEY will jointly agree on the implementation.

7. Product Development

7.1. Development and qualification activities will be quoted based on identified deliverables.

7.1.1. Quoted project price and schedule shall govern except in the instance where change in project scope is applicable or can be shown. Where scope has changed, LACEY shall have the opportunity to revise the quotation.

7.2. LACEY will be responsible for all production aspects of the Access Device programs including supplier management for tooling, raw materials, purchased and manufactured components, assembly, packaging, sterilization and laboratory services.

7.3. Changes to Design Specifications originated be either party during and after the design phase will require specification change description via the LACEY Design Change Summary (form KP #27-1) form and approvals which must be provided to Vycor Medical.

8. Division of Responsibility

8.1 A summary of the LACEY and VYCOR Quality System Requirements (QSR) division of responsibilities are delineated below:

	LACEY	VYCOR
Regulatory Affairs		
Facility registration with FDA	X	X
Devices 510(k) listing		X
510(k) maintenance		X
Device recall		X
Device recall investigations based on manufacturing	X	X
CE registration		X
Registration with an ISO Notified Body and audits / information	X	X

	LACEY	VYCOR
Employee Training	X	X
(As applicable)		
Quality Plans		
Create, issue and maintain quality plans for Access system products	X	X
Design controls		
Design & Development Plan	X	X
Design Review Meetings	X	X
Design Validation		X
DHF – Design History File	X	X
Risk Management Plan	X	X
Risk Management - design		X

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Risk Management - manufacturing	X	
DMR – Devise Master Record	X	X
Purchasing controls		
Supplier qualification and supplier management / change agreements	X	
Establish important features for inspection / controls	X	X
Component and materials specifications	X	
Inspection and acceptance of materials	X	

	LACEY	VYCOR
Materials Identification and Controls	X	X
Production and Process Controls		
Identification, testing and disposition of in-process materials	X	
Maintenance and monitoring of controlled assembly areas - environmental	X	
Maintenance of controlled assembly areas and processes - bioburden	X	
Maintenance of controlled assembly areas and processes - endotoxins	X	
Establish, maintain & calibrate measuring & test equipment	X	
Validation		
Design validation		X
Product validation		X
Cleanroom validation	X	
Inspection methods validation	X	
Sterilization validation	X	
Sealing processes validation	X	
Manufacturing process validation for each product group or family	X	

	LACEY	VYCOR
Non-conforming Products and Materials		
Review of non-conforming materials or components that might impact device stability, safety, function & sterility.	X	X
Review of changes in materials, component or manufacturing processes that might impact device stability, safety, function & sterility.	X	X
Tracking and monitoring of non-conformances including device, sterility and endotoxin lot acceptances.	X	
Implementing a corrective action system (CAPA)	X	X
Approval for release of non-conforming deviated product	X	X

	LACEY	VYCOR

Labeling		
Design and content of labeling including logo and European & Asian req'd content		X
Verification of label control and quality	X	
Label printing control and accountability	X	
Label storage, handling and clearance	X	
Manufacturing Documentation Change Control		
Written description, approval and retention of changes that affect design control and product safety including endotoxins.	X	X
Written description approval and retention of changes that do not affect design control and product safety including endotoxins.	X	
Manufacturing Quality Records		
Prepare and maintain a Device Master Record	X	X
Prepare and maintain a Device History Record	X	X
Prepare and maintain Quality System Records	X	X
Record retention and archiving	X	X
Sterilization		
Establish approved sterilization supplier and applicable shipping agreement(s).	X	
Validate gamma sterilization process(es) per applicable sections of ISO 11137	X	
Perform quarterly dose audits and bioburden testing per the applicable sections of ISO 11137	X	
Warehousing & Distribution		
Facilitate the warehousing and distribution of Access Devices	X	

	LACEY	VYCOR
Device Complaint Files		
Field complaint notification		X
Maintain finished devices complaint files		X
Device history record review for complaints having a lot number via CAPA	X	
Testing or evaluation of complaint or similar product and investigation / determination of root cause.	X	
Submission of required regulatory reporting		X

9. Warehousing and Distribution

9.1 Lacey agrees to warehouse, inventory, and distribute Vycor owned sterilized products and to maintain records as deemed appropriate.

TBD once distribution channel has been identified. Target date: November 30, 2007

10. Pricing

10.1 Unit Transfer Pricing for products manufactured by LACEY for VYCOR will be established by written individual quotations until the products reach steady state

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manufacture and a price list is created. This price list will be attached to this Agreement as Appendix A and may be amended, from time to time and as appropriate, upon agreement by both parties Price increases must be substantiated with appropriate documentation and must be mutually agreed upon prior to going into effect.

10.2 Periodic sterilization dose audit and batch endotoxin validation costs similarly will be priced separately until the products reach steady state and the costs of these and other support activities may be reasonably factored into product pricing.

11.Payment

11.1 Payment terms on Access System development, qualification and manufacturing are net 30 calendar days. Refer to the LACEY Manufacturing Company, Inc. Terms and Conditions of Sale for the policies on payment, ~~security interest,~~ KTC delivery terms, risk of loss, shipment dates, cancellation and special orders.

11.2 If payment in full is not received on invoices after Net Terms of 45 days, Lacey at its option and with proper notification to VYCOR may cease all shipments pertaining to the Access Devices.

12.Warranties

12.1 LACEY warrants only that the goods delivered hereunder will conform to specifications mutually approved by the parties and will be free from defects in material or workmanship.

12.2 There are no other warranties other than those contained in each Order Acknowledgment.

12.3 LACEY makes no warranty of merchantability or fitness for particular purpose of the goods covered by this Agreement.

12.4 Refer to the LACEY Manufacturing Company, Inc. Terms and Conditions of Sale for the policies on product acceptance, rejection and revocation. (see Appendix B)

CONFIDENTIAL

13. Indemnification

13.1 VYCOR shall indemnify, defend and hold harmless LACEY, its Parents and Affiliated Corporation and each of their respective Employees, Officers, Directors, Shareholders and Agents (hereinafter "LACEY Indemnified Parties") from and against any and all damages, liabilities, claims, costs, charges, judgments and expenses (including reasonable attorney's fees) (collectively "Damages") that may be sustained, suffered or incurred by LACEY, or LACEY Indemnified Parties arising directly from (1) the breach by VYCOR of any warranty, representation, covenant, or agreement made by VYCOR in this Agreement; (2) any product liability or personal injury claim by third parties arising form the design, sale, distribution or indicated use of any product which meets VYCOR's quality requirements and specifications and is not otherwise defective (3) any claim that any product purchased from LACEY hereunder or the use or sale thereof infringes any patent of any third party.

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13.2 LACEY shall indemnify, defend and hold harmless VYCOR, its Parents and Affiliated Corporations and each of their respective Employees, Officers, Directors, Shareholder and Agents (hereinafter "VYCOR Indemnified Parties") from and against any and all Damages that may be sustained, suffered or incurred by VYCOR or VYCOR Indemnified Parties, arising directly from (1) the breach by LACEY or any warranty, representation, covenant or agreement made by LACEY in this Agreement – provided that LACEY shall not be liable for any product liability or personal injury claims by third parties arising from the design, sale, distribution, or indicated use of any product which meets Vycor specifications and is not otherwise defective; (2) any claim raised by any LACEY employees against VYCOR and VYCOR Indemnified Parties in connection with possible injuries suffered when using any of the VYCOR-owned equipment located on LACEY's premises.

13.3 Lacey shall indemnify Vycor for all claims, demands, suits, or actions which may be asserted against Vycor for any kind of losses related to defects in materials and/or workmanship of the Product.

13.4 Vycor shall indemnify Lacey for all claims, demands, suits, or actions which may be asserted against Lacey for any kind of losses related to, among other things, alleged defects in design or patent infringements.

13.4.1. As part of this indemnification, Vycor agrees to maintain liability insurance of not less than $1M incidental or $2M . aggregate once billable shipments begin.

14. Force Majeure

Neither party shall be responsible or liable, or deemed in breach hereof, to the extent the performance of its obligations hereunder is delayed or prevented due solely to circumstances beyond the reasonable control and without the fault or negligence of the party experiencing such impediment to performance (such causes hereinafter called "Force Majeure"). Such causes may include but shall not be limited to acts of God; unusually severe weather; war; riots; fire; actions or failures to act on the part of governmental authorities which delay or prevent performance; or the party's inability despite due diligence to obtain required licenses.

15. Arbitration

Any controversy or claim arising out of or relating to this Agreement or the validity, inducement or breach thereof, shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then pertaining, except where the rules conflict with this provision, in which case this provision shall control. The parties hereby consent to the jurisdiction of the federal district court for the

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district in which the arbitration is held for the enforcement of this provision and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be an attorney with at least 15 years experience with a law firm of corporate law department or was a judge of a court of general jurisdiction. The arbitration shall be held in New York City or such other venue as is agreed to by both parties. In rendering the decision the arbitrator shall apply the substantive law of New York (except where the law conflicts with this clause) except that the interpretation and enforcement of this provision shall be governed by the Federal Arbitration Act. The arbitrator shall be selected from a panel of qualified arbitrators of AAA. Within forty five (45) days of initiation of the arbitration, the parties shall reach agreement upon the procedures to be followed. Failing such agreement, AAA will design and the parties shall follow procedures that are reasonably designed to conclude the arbitration within eight (8) months. **Each party has the right before and during the arbitration to seek and obtain from the appropriate court provisional remedies, including but not limited to, attachment, preliminary injunction & replevin in order to avoid irreparable harm. THE ARBITRATOR SHALL NOT AWARD ANY PARTY PUNITIVE, EXEMPLARY, MULTIPLIED, CONSEQUENTIAL DAMAGES AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES. NO PARTY MAY OBTAIN PREJUDGMENT INTEREST, ATTONEYS' FEES OR COSTS.**

16. Confidentiality

No party shall disclose the terms of this Agreement to a third party, except for legal, financial, accounting or other similar advisors who agree to keep the terms of this Agreement confidential, without the prior written approval of the other party, or as otherwise required by law. Furthermore, neither party will originate any publicity, news release, or other public announcement, written or oral, whether to the public press, to stockholders, or otherwise, relating to this Agreement, to any amendment hereto or to performance hereunder or the existence of an arrangement between the parties without the prior written approval of the other party. However, nothing herein shall prevent a party from disclosing Confidential Information to an employee of its parent corporation or any other corporation under common ownership and control; providing said employees are informed of the confidential nature of the information and further provided that each party shall be liable for any violation of the provisions of this Agreement that occur as the result of the conduct of any employee of the parent or any employee of a company under common ownership and control.

17. Asset Management

17.1 VYCOR, as owner of capital assets used in the production of their products, will be responsible for the financial burden of those assets. Such assets include but are not limited to tooling and molds for the fabrication of the Access Devices.

18. Term and Termination

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The term of this agreement shall be for one year with automatic one year renewals unless either party decides to terminate according to the section below.

18.1 VYCOR will provide LACEY with a minimum of twelve months notice of plans to transfer the manufacturing of the Access Device programs to another site and or discontinue manufacturing. LACEY will provide VYCOR with a minimum of twelve months notice of plans to discontinue manufacturing of the Access Devices.

18.2 In the event of program transfer, VYCOR will purchase any raw materials or work in process not consumed in Access Device product shipments. VYCOR will issue purchase orders to LACEY to cover all costs related to the transfer.

18.3 Termination for cause. VYCOR may terminate any obligations to Lacey as it pertains to this agreement immediately by notice to Lacey if:

18.3.1 Lacey is unable to supply Vycor with its Access Devices by the due date

18.3.2 Lacey continues to deliver to Vycor products that do not meet the product specifications

18.4 Termination for cause. Lacey may terminate any obligation to Vycor with respect to the obligations set forth in this agreement immediately by notice to Vycor if:

(a) Vycor shall fail to make any payment on the due date; or

(b) A trustee or receiver of all or a substantial part of Vycor's assets shall be appointed by any court; or

(c) Vycor becomes insolvent or unable to pay its debts as the mature; or

18.5 Cure of Breach. In the Event of Breach of Contract by either party, notification in writing of such breach will be submitted to the breacher by the breachee and there will be a period of 45 days to cure such breach.

18.6 Vycor will present a payment plan to Lacey for the outstanding balance due as of Nov. 1. It is the intent of Vycor to pay the outstanding balance by Dec 31, 2007. If Vycor does not Lacey shall have the right to terminate this agreement.

In the event of insolvency of Vycor Medical Inc., Lacey may submit to Vycor a Licensing and Manufacturing Proposal to Vycor's Board of Directors for the continued support and manufacturing of the Access Devices.

Amendments: Amendments, modifications, and additions to this Agreement must be made in writing and must be signed by duly authorized officers of the respective Parties hereto. No invoice, quotation, acknowledgment, purchase order, or other commercial document or instrument and no course of dealing shall be effective to modify any of the terms of this Agreement.

Entire Agreement: This Agreement contains the entire understanding between the Parties respecting the development of the products and the project. Any

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representation, promise, or condition that is not incorporated herein shall not be binding upon either Party.

Assignment: Neither this Agreement nor any rights or obligations hereunder may be transferred, assigned, delegated, pledged, hypothecated, or encumbered by either Party without the prior written consent of the other Party hereto, except that the rights and obligations of either Party may be assigned to any person who acquires substantially all of the relevant assets of the assigning Party.

No Waiver: Neither Party hereto shall be deemed to have waived the protection of any provision hereof, nor its right to enforce the same upon a breach or subsequent breach thereof, unless such waiver shall be in writing and executed in a manner similar to the execution of this Agreement.

Counterparts: This Agreement may be executed in multiple counterparts, but all such counterpart documents shall constitute but one, single agreement.

Severability. In the event that one or more provisions of this Agreement is held to be invalid, illegal or unenforceable for any reason, the same shall not affect any other provision of this Agreement, but this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

This Agreement is intended solely for the benefit of the executing parties. No other person or entity shall have any rights under or in connection with this Agreement.

In witness whereof, authorized representatives of the parties have executed this Operating Agreement.

VYCOR MEDICAL, LLC

Print Name Ken Coviello Sign [signature] Date 12/29/07

Title: CEO

Print Name ____________ Sign ____________ Date ________

Title: ____________

LACEY MANUFACTURING COMPANY, INC.

Print Name Robert A. Werner Sign [signature] Date 11/29/07

Title: President & CEO

Print Name Kenneth Lisk Sign [signature] Date 11/29/07